Exhibit 10.3

Headquarters	Silicon Valley Office
2855 E. Cottonwood Parkway, Suite 100	2880 Junction Avenue
Salt Lake City, Utah 84121	San Jose, CA 95134

November 11, 2013

Via Electronic Mail

Mr. Ian Whiting

Dear Ian:

Congratulations! Fusion-io, Inc. (the “Company”, “Fusion-io” or “we”) is pleased to offer you the position of Executive Vice President, Sales at Fusion-io, which is a full-time, exempt position, reporting to Chairman & Chief Executive Officer. You will be expected to faithfully and conscientiously perform your assigned duties and to diligently observe all of your obligations to the Company. By accepting this offer of employment, you agree to devote your full business time and efforts, energy and skill to your employment at the Company and you confirm to us that you are under no contractual or other legal obligation that could prohibit or preclude you from performing your duties for Fusion-io. This letter describes the essential elements of Fusion-io’s offer of employment to you. Please understand that this offer, if not accepted, will expire on November 18, 2013.

Start Date:	To be mutually determined by Fusion-io and you, but not later than December 2, 2013.

Compensation:

Base Salary:	You will be paid a starting annual base salary of $500,000 payable in semi-monthly increments and in accordance with Fusion-io’s payroll policies and practices.

Signing Bonus:	You will be eligible for a signing bonus of $300,000, payable at your first regularly scheduled payroll date and in accordance with Fusion-io’s policies and practices. If your employment is terminated voluntarily by you or by the Company for cause before your one-year anniversary of employment, you agree to repay this bonus amount.

MBO Bonus:	You will be eligible for the Company’s annual MBO bonus program of up to 80% of your annual salary, payable at management’s discretion based on achievement of individual and Company performance objectives to be determined and paid in accordance with Fusion-io’s policies and practices regarding incentive compensation awards.

Initials

Mr. Ian Whiting

November 11, 2013

Equity Awards:	We will recommend to the Compensation Committee of our Board of Directors (the “Committee”) at a regularly scheduled meeting of the Committee after your start date that you be granted the following equity awards under the Fusion-io, Inc. 2011 Equity Incentive Plan (the “Equity Plan”):

Stock Option Award. An option to purchase 400,000 shares of Fusion-io common stock (the “Option Award”). The per share exercise price of the Option Award will be equal to the fair market value of one share of Fusion-io common stock on the effective date of the grant of the Option Award, as determined by the Committee in accordance with the terms of the Equity Plan and the Company’s equity guidelines established by our Board of Directors and the Committee. The Option Award shall be subject to formal approval by the Committee and the terms and conditions applicable to stock option awards granted under the Equity Plan, as described therein and as set forth in the stock option agreement to which you agree to enter with the Company when the Option Award has been granted. The Option Award shall be subject to the following four (4) year vesting schedule: twenty-five percent (25%) of the total number of shares subject to the Option Award shall become vested on the one (1) year anniversary of your Start Date and the remaining seventy-five percent (75%) of the total number of shares subject to the Option Award shall vest in thirty-six (36) substantially equal monthly installments thereafter (on the same day of the month as your Start Date). All vesting shall be subject to your continued employment with the Company through applicable vesting dates.

Restricted Stock Unit Award. A restricted stock unit award covering 200,000 units (the “RSU Award”). Each unit would represent the right to receive one share of Fusion-io common stock on the date of vesting (subject to applicable tax withholding). The RSU Award shall be subject to formal approval of the Committee and the terms and conditions applicable to restricted stock unit awards granted under the Equity Plan, as described therein and as set forth in the restricted stock unit award agreement to which you agree to enter with the Company if and when the RSU Award has been granted. The RSU Award will be subject to the following approximately four (4) year vesting schedule: twenty-five percent (25%) of the total number of units subject to the RSU Award will vest on the one (1) year anniversary of your Start Date; and an additional six and one-quarter percent (6.25%) of the total number of units subject to the RSU Award will vest at the end of each three (3) month period thereafter until the RSU Award is fully vested. All vesting shall be subject to your continued employment with the Company through applicable vesting dates.

Benefits:	To the extent that you are eligible, as a full-time employee of the Company you will be entitled to participate in Fusion-io’s employee benefit plans, including our health insurance and 401(k) plans, which are generally available on a group basis to employees of the Company.

Initials

Mr. Ian Whiting

November 11, 2013

InvoluntaryTermination Severance Agreement:	We will recommend to the Committee that they approve and authorize the Company to enter into an involuntary termination severance agreement with you in substantially the form attached hereto as Exhibit A in connection with your employment with the Company, which agreement shall not become effective unless and until it is signed and delivered by both parties thereto.

Fusion-io Policies and Employment Conditions:	As a condition of employment with Fusion-io, and in order to accept this offer of employment, please sign and date the attached “Fusion-io Policies, Procedures and Conditions of Employment” as well as the enclosed At-Will Employment, Proprietary Information, Invention Assignment, and Arbitration Agreement. Please return copies of the signed documents in their entirety to me.

Miscellaneous:	This letter agreement and the agreements incorporated by reference herein constitute the full and entire understanding between the parties with regard to the subject matter hereof and supersedes all prior agreements between you and the Company, whether oral or in writing, related to the subject matter hereof, except with respect to provisions relating to confidential information and proprietary information. This letter agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of Fusion-io. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement, which will remain in full force and effect. This letter agreement will be construed and interpreted in accordance with the laws of the State of California, without reference to the choice of law provisions thereof.

We have a dynamic organization and believe that you can make significant contributions to our continued success. In turn, we believe that working at Fusion-io will enable you to strengthen your own skills and expertise. We look forward to your favorable reply and to a productive and exciting work relationship.

Very truly yours,

/s/ Shane Robison

Shane Robison

Chairman and CEO

Fusion-io, Inc.

Initials

Fusion-io Policies, Procedures, and Conditions of Employment

This document sets forth important benefits, obligations, restrictions, policies, procedures, and conditions (the “Fusion-io Policies”) related to your employment with Fusion-io. Please note that these Fusion-io Policies incorporate by reference the At-Will Employment, Proprietary Information, Invention Assignment, and Arbitration Agreement (the “Employment Conditions”). Please read these Fusion-io Policies and all related documents carefully before you agree to all of the terms by signing below. You may wish to consult an attorney prior to signing the Fusion-io Policies and the Employment Conditions. The Fusion-io Policies, the Employment Conditions and the Offer Letter (defined below) will be construed and interpreted in accordance with the laws of the State of California, excluding its conflict of law provisions.

Employment Conditions

Fusion-io’s proprietary rights and confidential information are among the Company’s most important assets. As a condition of employment, you must sign the Employment Conditions, a copy of which is included in the enclosed New Employee Packet. The Employment Conditions require, among other things, the assignment of patent rights to any invention made during your employment with Fusion-io. The Employment Conditions also require you and Fusion-io to arbitrate any dispute or claim arising out of or related to your employment with Fusion-io and to waive all rights to a trial or hearing before a court or jury.

Fusion-io Employee Handbook

After beginning employment, you agree to review the Fusion-io Employee Handbook, and agree to thoroughly familiarize yourself with the policies contained in the handbook and to abide by them. Additionally, from time to time, Fusion-io will communicate important changes to, and information about, its policies by way of electronic mail notification or the Fusion-io intranet. By signing these Fusion-io Policies, you agree to thoroughly review such policy communications and to abide by them.

U.S. Employment Eligibility, Background Checks, and Former Government Workers

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the Company to examine, no later than three (3) days after your employment begins, documents which prove your legal right to work in the United States. In addition, if you have not already successfully completed the background screening process as part of the Company’s hiring process, this offer and your employment are contingent upon satisfactory results from your background check prior to your start date. Failure to consent to and complete the background screening process is likely to cause Fusion-io to withdraw its offer of employment. Fusion-io is a government contractor, and, as such, certain federal, state, and local laws may place prohibitions or other restrictions on the ability of former government workers, or relatives of current or former government workers, to be employed by or to perform certain work on behalf of Fusion-io. By signing below, you are affirming that your employment with Fusion-io, and any work you perform while employed by Fusion-io, will not conflict with any such prohibitions or restrictions.

Offer Letter

Your starting compensation, position, and information about your anticipated equity award, if any, are set forth in the offer letter (“Offer Letter”) you received with these Fusion-io Policies. By signing these Fusion-io Policies, you are also agreeing to the terms set forth in the Offer Letter. Oral or written representations contradicting or supplementing the terms of the Offer Letter are not valid. In addition, by accepting our offer and signing below you are also confirming to us that you are under no contractual or other legal obligation that would prohibit or preclude you from performing your duties for Fusion-io.

Bonuses & Commissions

In general, if your position is eligible for incentive compensation payments, you will need to be on the payroll at the time the bonus is paid to be considered for such incentive payments. Unless the applicable annual compensation plan for your position expressly provides otherwise, you are not entitled to pro rata bonus payments if you leave prior to the payout date. Except as provided in your Offer Letter, in the event of termination of employment, you will not be entitled to receive any commission or bonus payment in any particular year unless you are on the payroll on the date of the bonus payout. Management by Objective (MBO) bonuses are subject to the discretion of management and the board of directors, and may depend not only on evaluation of individual performance but overall Company performance as well. Commissions and bonuses are earned and paid at the sole discretion of the Fusion-io.

Initials

Fusion-io Policies, Procedures, and Conditions of Employment

(continued)

Benefits

Fusion-io offers a comprehensive benefit program for which you may be eligible based on your employment status (e.g., full time work versus part time may impact eligibility). The benefit plans, costs, coverage levels and enrollment processes are outlined in the Benefit Summary enclosed with the New Employee Packet. You must make your Fusion-io benefits elections within the limited time period set forth in the communication that you will receive after beginning employment. Fusion-io reserves the right to change its benefits package at any time. Fusion-io’s benefit plans may require employee contributions. By signing these Fusion-io Policies, you authorize Fusion-io to deduct from your compensation any and all contributions associated with your elections under Fusion-io’s benefit plans, the Fusion-io 401(k) Plan, or any other benefit offered by Fusion-io in which you participate and for which an employee contribution is required.

At-Will Employment

Employment with Fusion-io is for no specific period of time and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or no reason at all. Similarly, Fusion-io will be free to conclude its employment relationship with you at any time and for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as Fusion-io’s personnel rules, policies, standards and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and by the Chief Executive Officer of Fusion-io. As a Fusion-io employee, you will be expected to abide by all Fusion-io rules, policies, standards and procedures in effect from time to time. Any contrary representations that may have been made to you are superseded by this offer.

Equal Employment Opportunity and Escalation Process

Fusion-io believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policies. We take personnel action without regard to race, color, national origin, sex, age, religion, sexual orientation, or disability. Our commitment to these policies applies to every phase of the employment relationship, and we make every effort to comply with these policies. If, however, you feel you have not been treated fairly in some way in your Fusion-io employment, you agree, before taking any other action, to make a written complaint to the Vice President of Human Resources and to allow individuals within the Human Resources Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

By signing below, you are agreeing that you have read and understood every provision of the Offer Letter, the above Fusion-io Policies, and the Employment Conditions and that, in consideration for your employment at Fusion-io, you agree to abide by those terms. You acknowledge that no other commitments were made to you as part of the hiring process, except as set forth in the Offer Letter, the above Fusion-io Policies, and the Employment Conditions. Please return all pages of your signed offer letter and the Fusion-io Policies and Employment Conditions to Fusion-io’s Human Resources Department via reply email or facsimile (801.424.5990).

I HAVE READ AND ACCEPT THE OFFER LETTER, FUSION-IO POLICIES, AND EMPLOYMENT CONDITIONS:

Signature:	/s/ Ian E. Whiting
Name:	Ian E. Whiting
Address:

Date:	November 17, 2013